SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2005

Health Enhancement Products, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30415                                             87-0699977

         (Commission File Number)              (I.R.S. Employer Identification No.)

7740 East Evans Road, Suite A101, Scottsdale, AZ             85260

            (Address of Principal Executive Offices)                     (Zip Code)

(480) 385-3800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01

Amendment of Material Definitive Agreements

On February 15, 2005, Mr. Howard R. Baer, the Company’s majority shareholder, Chairman and Chief Executive Officer, advanced the Company $364,000, for the benefit of the Company and its wholly owned subsidiary, Health Enhancement Corporation (“HEC”), and, in connection therewith, the Company entered into a Promissory Note (“Note”), a Security Agreement and a Patent Security Agreement with Mr. Baer (such documents are collectively hereinafter referred to as the “Loan Documents”).  Immediately prior to entering into the Loan Documents, the Company was indebted to Mr. Baer in the aggregate amount of $483,359, in connection with prior advances he made to the Company, for the benefit of the Company and HEC.  Following Mr. Baer’s advance of $364,000 on February 15, the Company was indebted to Mr. Baer in the aggregate amount of $847,359.  Since February 15, 2005, Mr. Baer has advanced the Company an additional $75,885, for the benefit of the Company and HEC.  Accordingly, the Note is currently in the principal amount of $923,244.  The Note bears interest at the rate of 10% per annum.  Commencing thirty (30) days after written demand by Mr. Baer, the principal amount and accrued interest under the Note will be payable in twelve (12) equal monthly installments.  Under the Security Agreements, the Company, in order to secure its obligations under the Note, granted Mr. Baer a security interest in all the Company’s assets that are related to its ProAlgaZyme product.  The principal amount under the Note may be increased from time to time by the amount of any further advances by Mr. Baer to the Company; however, Mr. Baer is in no way obligated to make further advances to the Company.

On March 25, 2005, the Company, Mr. Baer and HEC executed and delivered a Joinder Agreement and First Amendment, which had the effect of making HEC a party to the Loan Documents, including as a co-maker of the Note.  As a result of entering into the Joinder Agreement and First Amendment, HEC has become a co-maker under the Note, and has granted Mr. Baer a security interest in all of its assets related to the ProAlgaZyme product.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2005	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/ Howard R. Baer
Howard R. Baer, CEO

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